Vertex Energy, Inc. 8-K

Exhibit 99.1

Investor Relations Contact: Marlon Nurse, D.M. Senior Vice President 212-564-4700

VERTEX ENERGY, INC. ANNOUNCES 2018 FIRST QUARTER

FINANCIAL RESULTS

Revenue Rose 19% Year-Over-Year; Gross Profit rose 67%

Gross Profit Margin was 16.4%

Conference call to be held today at 9:00 A.M. EDT

HOUSTON, TX – May 15, 2018 - Vertex Energy, Inc. (NASDAQ:VTNR), a specialty refiner of alternative feedstocks and marketer of high-purity petroleum products, announced today its financial results for the first quarter ended March 31, 2018.

FINANCIAL HIGHLIGHTS FOR FIRST QUARTER OF 2018

●	Consolidated revenue increased 19% to $41.4 million, compared to $34.8 million for the first quarter of 2017.
●	Gross profit was up 67% to $6.8 million compared to 11.7% for the first quarter of 2017.
●	Gross profit margin was 16.4%.
●	Total overall volume rose 1%, compared to the prior year’s period.
●	Consolidated per barrel margin increased 65% for the first quarter of 2018 over the same period a year ago.
●	Collected volume grew 17% for the first quarter of 2018 over the first quarter of 2017.
●	Net loss attributable to common shareholders was $3.5 million, or a loss of $0.10 per share.

Benjamin P. Cowart, Chairman and CEO of Vertex Energy, Inc., stated, “Overall, we are pleased with the state of our business operations. We managed to hit or surpass many of our internal targets. However, we are not happy with our EBITDA and net income results, which were negatively affected by a heater problem at our Heartland facility and an extended turnaround down time at our Marrero facility. Both of our facilities are now fully operational.”

Mr. Cowart added, “Despite the negative impact on our production, there was strong demand for our finished products. We witnessed an improvement in our revenues, gross profit, and gross profit margins. In addition, we managed to protect our spreads by maintaining our charge-for-oil for collected volume. We have recaptured our production capacity and plan to continue to make adjustments at our facilities as necessary in an effort to yield a significant improvement in production volume and our financial performance for 2018.”

FIRST QUARTER 2018 FINANCIAL RESULTS CONFERENCE CALL DETAILS

Management will host a conference call today at 9 A.M. EDT. Those who wish to participate in the conference call may telephone 1-877-869-3847 from the U.S. and International callers may telephone 1-201-689-8261, approximately 15 minutes before the call. A webcast will also be available under the Investor Relations section at www.vertexenergy.com.

A digital replay will be available by telephone approximately two hours after the completion of the call until July 31, 2018, and may be accessed by dialing 1-877-660-6853 from the U.S. or 1-201-612-7415 for international callers using conference ID #13679493.

ABOUT VERTEX ENERGY, INC.

Vertex Energy, Inc. (NASDAQ: VTNR) is a specialty refiner of alternative feedstocks and marketer of high-purity petroleum products. With its headquarters in Houston, Texas, Vertex is one of the largest processors of used motor oil in the U.S. and has processing capacity of over 115 million gallons annually with operations located in Houston and Port Arthur (TX), Marrero (LA), and Columbus (OH). Vertex also has a facility, Myrtle Grove, located on a 41 acre industrial complex along the Gulf Coast in Belle Chasse, LA, with existing hydroprocessing and plant infrastructure assets that includes nine million gallons of storage. Vertex has implemented a cost-effective strategy for building its feedstock supply by establishing a successful self-collection and aggregation system. The Company has built a reputation as a key supplier of Group II+ and Group III base oils to the lubricant manufacturing industry in North America. For more information on Vertex Energy please contact Porter, LeVay & Rose, Inc.’s investor relations representative, Marlon Nurse, D.M. at 212-564-4700 or visit our website at www.vertexenergy.com.

Forward-Looking Statements

This press release may contain forward-looking statements, including information about management’s view of Vertex Energy’s future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 (the “Act”). In particular, when used in the preceding discussion, the words “believes,” “hopes,” “expects,” “intends,” “plans,” “anticipates,” or “may,” and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act, and are subject to the safe harbor created by the Act. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of Vertex Energy, its divisions and concepts to be materially different than those expressed or implied in such statements. These risk factors and others are included from time to time in documents Vertex Energy files with the Securities and Exchange Commission, including but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other unknown or unpredictable factors also could have material adverse effects on Vertex Energy’s future results. The forward-looking statements included in this press release are made only as of the date hereof. Vertex Energy cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Vertex Energy undertakes no obligation to update these statements after the date of this release, except as required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for by Vertex Energy.

Vertex Energy, Inc.

Reconciliation of Net Income (Loss) attributable to Vertex Energy, Inc., to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA*

For the Three Months Ended March 31, 2018
Net (loss) income
attributable to Vertex Energy, Inc.	$(2,258,622)
Add (deduct):
Interest income	—
Interest expense	802,515
Depreciation and amortization	1,694,099
Tax expense (benefit)	—

EBITDA*	$237,992

Add (deduct): Stock-based compensation	145,971

Adjusted EBITDA	$383,963

* EBITDA and adjusted EBITDA are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

EBITDA represents net income before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before stock-based compensation expense. EBITDA and adjusted EBITDA are presented because we believe they provide additional useful information to investors due to the various noncash items during the period. EBITDA and adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:

●	EBITDA and adjusted EBITDA do not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;
●	EBITDA and adjusted EBITDA do not reflect changes in, or cash requirements for, working capital needs;
●	EBITDA and adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments;
●	Although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and adjusted EBITDA do not reflect any cash requirements for such replacements; and
●	Other companies in this industry may calculate EBITDA and adjusted EBITDA differently than Vertex Energy does, limiting its usefulness as a comparative measure.

VERTEX ENERGY, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31, 2018	December 31, 2017
ASSETS
Current assets
Cash and cash equivalents	$52,876	$1,105,787
Accounts receivable, net	11,237,297	11,288,991
Federal income tax receivable	274,423	—
Inventory	8,112,625	6,304,842
Prepaid expenses	2,635,727	1,771,832
Total current assets	22,312,948	20,471,452

Noncurrent assets
Fixed assets, at cost	65,541,421	65,237,652
Less accumulated depreciation	(17,673,342)	(16,617,824)
Fixed assets, net	47,868,079	48,619,828
Goodwill and other intangible assets, net	14,047,119	14,499,354
Deferred tax asset	—	274,423
Other assets	492,417	440,417
TOTAL ASSETS	$84,720,563	$84,305,474

LIABILITIES, TEMPORARY EQUITY, AND EQUITY
Current liabilities
Accounts payable and accrued expenses	$11,465,453	$10,318,738
Dividends payable	554,917	420,713
Capital leases-current	9,698	—
Current portion of long-term debt, net of unamortized finance costs	1,158,196	1,616,926
Derivative commodity liability	466,828	—
Revolving note	4,239,388	4,591,527
Total current liabilities	17,894,480	16,947,904
Long-term liabilities
Long-term debt, net of unamortized finance costs	14,744,333	13,531,179
Capital leases-long-term	19,923
Contingent consideration	236,680	236,680
Derivative warrant liability	2,677,159	2,245,408
Total liabilities	35,572,575	32,961,171

COMMITMENTS AND CONTINGENCIES (Note 3)	—	—

TEMPORARY EQUITY
Series B Convertible Preferred Stock, $0.001 par value per share; 10,000,000 shares designated, 3,479,016 and 3,427,597 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively with a liquidation preference of $10,784,950 and $10,625,551 at March 31, 2018 and December 31, 2017, respectively.	7,583,722	7,190,467

Series B1 Convertible Preferred Stock, $0.001 par value per share; 17,000,000 shares designated, 12,947,916 and 13,151,989 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively with a liquidation preference of $20,198,749 and $20,517,103 at March 31, 2018 and December 31, 2017, respectively.	15,659,226	15,769,478
Total Temporary Equity	23,242,948	22,959,945
EQUITY
50,000,000 of total Preferred shares authorized:
Series A Convertible Preferred Stock, $0.001 par value; 5,000,000 shares designated, 453,567 and 453,567 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively with a liquidation preference of $675,815 and $675,815 at March 31, 2018 and December 31, 2017, respectively.	454	454

Series C Convertible Preferred Stock, $0.001 par value; 44,000 shares designated, 31,568 and 31,568 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively with a liquidation preference of $3,156,800 and $3,156,800 at March 31, 2018 and December 31, 2017, respectively.	32	32

Common stock, $0.001 par value per share; 750,000,000 shares authorized; 33,158,176 and 32,658,176 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively.	33,158	32,658
Additional paid-in capital	68,693,980	67,768,509
Accumulated deficit	(43,272,128)	(39,816,300)
Total Vertex Energy, Inc. stockholders’ equity	25,455,496	27,985,353
Non-controlling interest	449,544	399,005
Total Equity	$25,905,040	$28,384,358
TOTAL LIABILITIES, TEMPORARY EQUITY, AND EQUITY	$84,720,563	$84,305,474

VERTEX ENERGY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,
	2018	2017
Revenues	$41,368,195	$34,770,614
Cost of revenues (exclusive of depreciation and amortization shown separately below)	34,588,749	30,701,554
Gross profit	6,779,446	4,069,060

Operating expenses:
Selling, general and administrative expenses	5,645,442	5,229,837
Depreciation and amortization	1,694,099	1,600,060
Total operating expenses	7,339,541	6,829,897
Loss from operations	(560,095)	(2,760,837)
Other income (expense):
Interest income	—	1,952
Gain (loss) on sale of assets	42,680	(13,100)
Gain (loss) on change in value of derivative liability	(431,751)	920,672
Gain (loss) on futures contracts	(456,402)	—
Interest expense	(802,515)	(1,336,487)
Total other income (expense)	(1,647,988)	(426,963)
Loss before income tax	(2,208,083)	(3,187,800)
Income tax benefit (expense)	—	—
Net loss	(2,208,083)	(3,187,800)
Net income attributable to non-controlling interest	50,539	8,607
Net loss attributable to Vertex Energy, Inc.	(2,258,622)	(3,196,407)

Accretion of discount on Series B and B-1 Preferred Stock	(457,853)	(433,201)
Accrual of dividends on Series B and B-1 Preferred Stock	(739,354)	(417,636)
Net loss available to common shareholders	$(3,455,829)	$(4,047,244)
Loss per common share
Basic and diluted	$(0.10)	$(0.12)
Shares used in computing earnings per share
Basic and diluted	33,063,732	32,953,812

VERTEX ENERGY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

THREE MONTHS ENDED MARCH 31, 2018 AND 2017 (UNAUDITED)

	Three Months Ended
	March 31, 2018	March 31, 2017
Cash flows from operating activities
Net loss	$(2,208,083)	$(3,187,800)
Adjustments to reconcile net loss to cash provided by (used in) operating activities
Stock based compensation expense	145,971	148,736
Depreciation and amortization	1,694,099	1,600,060
(Gain) loss on sale of assets	(42,680)	13,100
(Increase) decrease in fair value of derivative liability	431,751	(920,672)
(Increase) decrease in future contracts	456,402	—
Net cash settlements on commodity derivatives	(763,997)	—
Amortization of debt discount and deferred costs	143,477	318,512
Changes in operating assets and liabilities
Accounts receivable	51,694	3,934,346
Inventory	(1,807,783)	(381,981)
Prepaid expenses	(89,472)	1,273,772
Accounts payable and accrued expenses	1,146,716	(1,322,370)
Other assets	(52,000)	(253,000)
Net cash provided by (used in) operating activities	(893,905)	1,222,703
Cash flows from investing activities
Acquisition of Acadiana	—	(320,700)
Purchase of fixed assets	(490,361)	(1,100,962)
Proceeds from sale of fixed assets	75,230	62,594
Net cash provided by (used in) investing activities	(415,131)	(1,359,068)
Cash flows from financing activities
Payment of debt issuance costs	—	(1,656,350)
Line of credit (payments) proceeds, net	(352,139)	(1,818,744)
Proceeds from note payable	1,667,426	12,160,194
Payments on note payable	(1,059,162)	(10,241,622)
Net cash provided by (used in) financing activities	256,125	(1,556,522)
Net change in cash, cash equivalents and restricted cash	(1,052,911)	(1,692,887)
Cash, cash equivalents, and restricted cash at beginning of the period	1,105,787	3,206,158
Cash, cash equivalents, and restricted cash at end of period	$52,876	$1,513,271

SUPPLEMENTAL INFORMATION
Cash paid for interest	$477,583	$260,352
Cash received for income tax benefit	$—	$—
NON-CASH INVESTING AND FINANCING TRANSACTIONS
Conversion of Series A Preferred Stock into common stock	$—	$30
Conversion of Series B-1 Preferred Stock into common stock	$779,500	$119,440
Accretion of discount on Series B and B-1 Preferred Stock	$457,853	$433,201
Dividends-in-kind accrued on Series B and B-1 Preferred Stock	$739,354	$417,636
Return of common shares for sale escrow	$—	$1,109